INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-69844 of The Cato Corporation Employee Stock Purchase Plan on Form S-8 of our report dated December 5, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the termination of the Plan on September 20, 2003 if the termination date is not extended by the Board of Directors), appearing in this Annual Report on Form 11-K of The Cato Corporation Employee Stock Purchase Plan for the year ended September 30, 2002.

DELOITTE & TOUCHE LLP

Charlotte, North Carolina
December 30, 2002